UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 12, 2008
(Date of earliest event reported)

HAUPPAUGE DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13559	11-3227864
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

91 Cabot Court, Hauppauge, NY 11788
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 434-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2008, Hauppauge Computer Works, Inc. (“HCW”), a wholly-owned subsidiary of Hauppauge Digital, Inc. (the “Company”), executed a Fourth Amended and Restated Promissory Note (the “Fourth Amendment”) to the order of JPMorgan Chase Bank, N.A. (the “Bank”). The Fourth Amendment modified the terms and conditions of that certain Promissory Note dated December 1, 2005, executed by HCW and made payable to the order of the Bank (the “Note”), as amended by an Amended and Restated Promissory Note dated March 31, 2006, as further amended by a Second Amended and Restated Promissory Note dated February 28, 2007 and as further amended by a Third Amended and Restated Promissory Note dated March 31, 2008.  The Fourth Amendment, among other things, reduces the amount HCW is authorized to borrow from the Bank from a principal amount of up to Five Million Dollars ($5,000,000) to a principal amount of up to Seven Hundred Thousand Dollars ($700,000), based upon borrowings made under the Fourth Amendment which may be made from time to time by HCW (each, a “Loan”).  The Fourth Amendment matures on March 31, 2009 (the “Maturity Date”) and principal payments are due on the Maturity Date, and thereafter on demand.  Until the Maturity Date, Loans made under the Amendment bear interest annually at HCW’s option of (i) the Eurodollar Rate (as defined in the Fourth Amendment) (each, a “Eurodollar Loan”) or (ii) the Prime Rate (as defined in the Fourth Amendment) minus one percent (1.0%) (each, a “Prime Loan”).  Interest is payable with respect to each Eurodollar Loan at the end of one month after the date of such Loan (the “Interest Period”), provided that, upon the expiration of the first Interest Period and each Interest Period thereafter, each Eurodollar Loan will be automatically continued with an Interest Period of the same duration, unless HCW notifies the Bank that it intends to convert a Eurodollar Loan to a Prime Loan or if the Bank is prohibited from making Eurodollar Loans, and with respect to each Prime Loan the last day of each calendar month during the term of the Fourth Amendment and on the date on which a Prime Loan is converted to a Eurodollar Loan, until such Loan(s) shall be due and payable. Interest due after the Maturity Date shall be payable at a rate of three percent (3%) per annum over the Prime Rate.

In connection with the Amendment, the Company has agreed that all of the terms and conditions of (i) the Guaranty of the Company as entered into with the Bank, dated as of December 1, 2005, and (ii) the Pledge Agreement by and among the Company, the Bank and HCW, dated as of December 1, 2005, each as amended, restated, supplemented or modified, from time to time and as entered into in connection with the Note, shall remain in full force and effect and apply to the terms and conditions of the Amendment.

Further, on December 12, 2008, in connection with the Fourth Amendment, HCW entered into a Pledge Security Agreement with the Bank (the “Pledge Security Agreement”), whereby HCW grants the Bank a security interest in its certificate of deposit account held with the Bank.  The aggregate value of the Collateral (as defined in the Pledge Security Agreement) held pursuant to the Pledge Security Agreement shall not be less than Seven Hundred Thousand Dollars ($700,000) at any given time.

The foregoing descriptions of the Fourth Amendment and the Pledge Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Fourth Amendment and the Pledge Security Agreement filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1

Fourth Amended and Restated Promissory Note, dated as of December 2, 2008, made payable by Hauppauge Computer Works, Inc. to the order of JPMorgan Chase Bank, N.A. in the original principal amount of Seven Hundred Thousand Dollars ($700,000).

	10.2	Pledge Security Agreement, dated as of December 2, 2008, made by Hauppauge Computer Works, Inc. in favor of JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUPPAUGE DIGITAL, INC.

Dated: December 15, 2008	By:	/s/ Gerald Tucciarone
Gerald Tucciarone Chief Financial Officer